Exhibit 99.1

News Release

Contact:	(News media)	(CFO)	(Investors)
	Matt Van Vleet	John Hertz	Sean Butson (IR Sense)
	509.344.5912	509.344.5905	509.344.5906

LINDA K. MASSMAN TO SUCCEED GORDON L. JONES AS CLEARWATER PAPER

CHIEF EXECUTIVE OFFICER

Mr. Jones to Retire From CEO, Chairman Role; Remain Director

SPOKANE, Wash. – October 5, 2012 – Clearwater Paper Corporation (NYSE:CLW) today announced that Linda K. Massman will become the company’s next chief executive officer, succeeding Gordon L. Jones, who will be retiring from his roles as chief executive officer and chairman of the board of directors, on December 31, 2012.

Ms. Massman, currently president and chief operating officer, will begin as president and chief executive officer, effective January 1, 2013. Ms. Massman will also join Clearwater Paper’s board of directors at that time. Additionally, vice chairman and lead director of the board, Boh A. Dickey, has been appointed chairman of the board, effective January 1, 2013.

“Linda has been an integral part of the company’s ability to design and execute its strategy from the beginning,” said Mr. Dickey. “She came to Clearwater Paper as one of the company’s original leaders after a rapid succession in finance and strategy development, and is now making the natural progression from chief operating officer to chief executive officer. She is the right person to lead Clearwater Paper as we enter our next phase of growth and development.”

“I have had the pleasure of working closely with Linda since the company’s spin-off in 2008 and she has been an integral part of Clearwater Paper’s success,” said Mr. Jones. “Since that time, we have executed on our growth strategy and successfully transformed our company into one of the largest and most successful premium private label tissue and bleached paperboard producers in North America. Under Linda’s leadership, I am confident Clearwater Paper will continue to build on this track record of success.”

Ms. Massman was appointed vice president and chief financial officer of Clearwater Paper in 2008, then named president and chief operating officer in November 2011. Before joining Clearwater Paper, Ms. Massman was group vice president, finance and corporate planning, for SUPERVALU Inc. Prior to this, Ms. Massman worked as a business strategy consultant for Accenture. Ms. Massman has more than 20 years of corporate finance and business strategy development experience and earned a Bachelor of Business Administration from the University of North Dakota and an MBA from Harvard Business School.

Added Mr. Dickey, “Linda’s customer-side experience, broad financial and strategic planning expertise with some of the country’s biggest consumer brands and her knowledge of the company from day one give her the unique ability to lead Clearwater Paper and ensure the company’s continued growth and success. We look forward to working with Linda as we build upon the strong foundation already in place and continue to execute our strategic priorities and create stockholder value.”

“I am honored to take on the role of CEO of Clearwater Paper at this time of great opportunity,” said Ms. Massman. “Given the market dynamics within private label, our track record of success and strategic plan for growth, I believe we are well positioned to continue to enhance stockholder value. We remain focused on expanding the geographic and channel reach of Clearwater Paper while executing on our cost efficiency and integration synergy goals. I look forward to working with the board, management team and our dedicated employees to continue Clearwater Paper’s achievements for customers and investors.”

“On behalf of the board and everyone at Clearwater Paper, I would like to thank Gordon for his leadership, commitment and countless contributions to our company,” said Mr. Dickey. “We look forward to continuing to benefit from his experience as a director on the board, and we wish him all the best in his retirement.”

ABOUT CLEARWATER PAPER

Clearwater Paper manufactures quality consumer tissue, away-from-home tissue, hard roll tissue, machine glazed tissue, bleached paperboard and pulp at 15 manufacturing locations in the U.S. and Canada. The company is a premier supplier of private label tissue to major retailers and wholesale distributors. This includes grocery, drug, mass merchants and discount stores. The company also produces bleached paperboard used by quality-conscious printers and packaging converters. Clearwater Paper’s employees build shareholder value by developing strong customer partnerships through quality and service.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including statements regarding the company’s strategic goals, future growth and market opportunities, including in the Midwestern and Eastern U.S. regions and non-grocery channels, integration cost synergies relating to the company’s Cellu Tissue acquisition, efficiency projects and reductions to the company’s cost structure and stockholder value. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the company’s ability to successfully implement its expansion strategies; difficulties with the integration process or the realization of the benefits expected from the company’s acquisition of Cellu Tissue; the company’s ability to complete its new facilities; competition from larger producers; customers’ product preferences; changes in the United States and international economies; changes in raw material and energy costs; cyclical industry conditions; competitive pricing pressure for the company’s products; changes in freight costs and disruptions in transportation services; unanticipated manufacturing disruptions; changes in general and industry-

specific laws and regulations; unforeseen environmental liabilities or expenditures; labor disruptions; and other risks and uncertainties described from time to time in the company’s public filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements.

For additional information on Clearwater Paper, please visit our website at www.clearwaterpaper.com